Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus Supplement of Ameriquest Mortgage Securities Inc., relating to the Ameriquest Mortgage Securities Inc. Asset-Backed Pass-Through Certificates, Series 2004-R10 comprising part of the Registration Statement (No. 333-118137) of Ameriquest Mortgage Securities Inc., of our report, dated June 25, 2004, relating to our audits of the consolidated financial statements of ACE Guaranty Corp. (subsequently renamed Assured Guaranty Corp.) as December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003. We also consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement.



/s/ PricewaterhouseCoopers LLP
New York, New York
October 1, 2004